Exhibit 8.1
[Squire, Sanders & Dempsey L.L.P. Letterhead]
December 10, 2009
U.S. Bancorp
800 Nicollet Mall
Minneapolis, Minnesota 55401

Re:	USB Capital XIII Capital Securities
Ladies and Gentlemen:
     We have acted as special tax counsel to U.S. Bancorp, a Delaware corporation (the “Guarantor”) and USB Capital XIII (the “Trust”), a statutory trust created under the laws of the State of Delaware, in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), dated May 2, 2005, as supplemented by the preliminary prospectus supplement (and accompanying base prospectus) dated December 7, 2009 (the “Preliminary Prospectus”), with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, relating to (A) up to $500,000,000 6.625% Trust Preferred Securities (the “Capital Securities”), to be issued from time to time by the Trust, (B) up to $501,000,000 principal amount of junior subordinated debentures, and (C) a guarantee of payment on the Capital Securities to be issued by the Company.
     We have examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Guarantor and the Trust, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers, trustees and other representatives of the Guarantor and the Trust, and others.
     Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     The statements made in the Prospectus Supplement, under the caption “Certain United States Federal Income Tax Consequences,” to the extent such statements summarize material

U.S. Bancorp
December 10, 2009

federal tax consequences of the purchase, beneficial ownership, and disposition of the Capital Securities to the holders thereof described therein, set forth the opinion of Squire, Sanders & Dempsey L.L.P. as to such United States federal income tax consequences. All such statements are based upon current law, which is subject to change, possibly with retroactive effect. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.
     Our opinions expressed above are limited to the federal tax laws of the United States of America.
     We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Certain United States Federal Income Tax Consequences” contained in the Prospectus Supplement included therein.

Very truly yours,
/s/ Squire, Sanders & Dempsey L.L.P.